EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into on the 18th day of October, 1994, to be effective as of the lst day of July, 1994, by and between MONK-AUSTIN INTERNATIONAL, INC. (the "Company"), a corporation organized and existing under the laws of the State of North Carolina and having its principal office at Farmville, North Carolina, and LARRY R. CORBETT (the "Executive"), an individual residing at Kinston, North Carolina.

                     R E C I T A L S:
                     - - - - - - - -

     The Company is engaged in the business of purchasing and processing leaf tobacco and selling processed tobacco to manufacturers of cigarettes and other consumer tobacco products. The Executive is experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Executive has heretofore been employed by the Company as its Senior Vice-President and Director of Sales. The Company desires to continue to employ the Executive as Senior Vice-President and Director of Sales of the Company, and the Executive desires to continue to be employed by the Company in that capacity. Furthermore, the Company desires to provide for the Executive certain disability, death, severance and supplemental retirement benefits in addition to those provided by the employee benefit plans of the Company. The Company and the Executive desire to reduce to writing the terms of their understanding and to provide for the Executive's continued employment by the Company pursuant to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

     ARTICLE 1. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 3 of this Agreement.

     ARTICLE 2. POSITION, RESPONSIBILITIES AND DUTIES.

     2.1 Position and Responsibilities. During the Term (as defined in Section 3.1 of ARTICLE 3), the Executive shall serve as Senior Vice-President and Director of Sales of the Company on the conditions herein provided. The Executive shall provide such executive services in the management of the Company's business not inconsistent with his position and the provisions of Section 2.2 as shall be assigned to him from time to time by the Board of Directors of the Company (the "Board") or by such officers of the Company as may be senior in authority to the Executive.

     2.2 Duties. In addition to having the responsibilities described in Section 2.1, during the Term, the Executive shall

-1-
(92)
also serve, if elected, as an officer and director of the Company or of any subsidiary or affiliate of the Company. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company and shall not during the Term be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that
(i) with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of the Executive's duties pursuant to this Agreement and (ii) the Executive shall not be prevented from investing his personal assets in any business which does not compete with the Company or with any subsidiary or affiliate of the Company, where the form or manner of such investment will not require substantial services on the part of the Executive in the operation of the business in which such investment is made. Notwithstanding the foregoing, the duties of the Executive (i) shall not be expanded without the Executive's prior approval and (ii) shall not require him to relocate his residence from Kinston, North Carolina, and shall not make it impractical for him to continue to reside there or cause him to reside away from there for extended periods of time.

     ARTICLE 3. TERM.

     3.1 Term of Employment. The term of the Executive's employment (the "Initial Term") under this Agreement shall be effective as of July 1, 1994, and shall continue until the earliest to occur of the following (the "Termination Date"):
(i) June 30, 1995 (except as otherwise provided in this Section 3.1); (ii) the last day of the Employment Year (as defined in this Section 3.1) in which the Executive attains the age of sixty (60); (iii) the date of death of the Executive; (iv) the date coinciding with the end of one hundred eighty (180) days of continuous 'Total Disability" of the Executive (as defined in ARTICLE 7); (v) the specified date of termination under the Notice Exception (as defined in Section 3.2); (vi) the date of termination under the Cause Exception (as defined in Section 3.3); or (vii) the date the Executive terminates his employment for Good Reason (as defined in Section 3.4). In the event that the Initial Term shall expire for the terminating event described in subparagraph (i) of this Section 3.1, then, notwithstanding the provisions of subparagraph (i) of this Section 3.1, the Initial Term shall be extended automatically, without any further action by the Company or the Executive, for successive one-year periods (each, an "Extension Period") following the expiration of the Initial Term (by reason of the terminating event described in subparagraph (i) of this Section 3.1) or any succeeding one-year Extension Period (except as otherwise provided in this Section 3.1). If either party hereto desires for the Term to expire at the end of the Initial Term or at the end of any succeeding one-year Extension Period, such party shall give written notice of such desire to the other party no later than May 1 of the Employment Year (as defined

-2-
(93)
in this Section 3.1) in which the Initial Term will expire or May 1 of any succeeding one-year Extension Period. All references herein to the term of the Executive's employment
(the "Term") shall refer to the Initial Term and shall include any Extension Period. Each twelve-month period beginning July 1 during the Term is referred to herein as an "Employment Year."

     3.2 Termination by Giving Notice. If either party hereto desires to terminate the Executive's employment prior to the expiration of the Term, such party shall give not less than sky (60) days written notice of such desire to the other party specifying the date of termination (the "Notice Exception"). Notwithstanding the foregoing, the Notice Exception shall not be effected by the Company while the Executive is Totally Disabled as provided in ARTICLE 7.

     3.3 Termination for Cause, Automatic Termination. The Company shall at all times have the right to discharge the Executive for cause. For purposes of this Agreement, for cause shall be limited to one or more of the following: (i) habitual intoxication by the Executive while performing his duties under this Agreement; (ii) theft or embezzlement; (iii) alcoholism; (iv) drug addiction; (v) conviction of a felony; or (vi) willful, flagrant, deliberate and repeated infractions of material published policies and regulations of the Company of which the Executive has actual knowledge (the "Cause Exception"). If the Company desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in Section 3.5 and the Executive shall have thirty (30) days after notice has been given to him in which to cure the reason for the Company's exercise of the Cause Exception. If the reason for the Company's exercise of the Cause Exception is timely cured by the Executive, the Company's notice shall become null and void. For purposes of this Agreement, for cause shall not include the Executive's Total Disability (as defined in Section 7.4).

     3.4 Good Reason. The Executive may terminate his employment at any time for Good Reason (as defined in this Section 3.4). If the Executive desires to terminate his employment for Good Reason, he shall give notice to the Company as provided in Section 3.5. For purposes of this
Section 3.4, "Good Reason" shall mean any of the following:

     (a) The Executive's resignation from the Company's employment on account of the failure by the Board or any officer of the Company as may be senior in authority to the Executive to reelect or reappoint the Executive to a responsible executive position in the Company and the Executive then elects to leave the Company's employment within six (6) months of such failure to so reelect or reappoint the Executive;

     (b) The Executive's resignation from the Company's employment on account of a material modification by the Board or any officer of the Company as may be senior in authority to the Executive of theduties, functions and responsibilities of the Executive as Senior Vice-President and Director of Sales without his consent within six (6) months of such modification; or

     (c) The Executive's resignation from the Company's employment on account of any material breach of a provision of this Agreement by the Company, which breach is not cured within thirty (30) days after



-3-
(94)
        notice has been given to the Company by the Executive. Without limiting the generality of the foregoing sentence, the Company shall be in material breach of its obligations hereunder if, for example, the Company shall not permit the Executive to exercise such responsibilities as are consistent with the Executive's position and are of such a nature as are usually associated with such offices of a corporation engaged in substantially the same business as the Company, or the Executive shall at any time be required to report to anyone other than directly to the Board or any officer of the Company as may be senior in authority to the Executive, or the Company causes the Executive to relocate his residence from Kinston, North Carolina or makes it impractical for him to continue to reside there or causes him to reside away from there for extended periods of time, or the Company shall fail to make a payment when due to the Executive.

     3.5 Notice of Termination. Any termination by the Company under the Cause Exception or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of Sections 3.3 and 3.4, a "Notice of Termination" means a written notice which (i), indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination (with respect to the events described in Sections 3.4(a) and (b), such date shall be not more than 15 days after the giving of such notice).

     3.6  Rights of Executive Upon Termination of Employment.

     (a) Following the date the Term expires on account of one of the terminating events described in subparagraphs
        (i), (v) or (vii) of Section 3.1, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 9, 10, 12, 13, 14, 15, 16, 18, 26 and 31.

     (b) Following the date the Term expires on account of the Executive's attainment of age sixty (60) as provided in subparagraph (ii) of Section 3.1, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 9, 10, 12, 13, 14, 15, 16, 18 and 26.

     (c) Following the date the Term expires on account of the Executive's death as provided in subparagraph (iii) of Section 3.1, the rights of the Executive's personal representative and designated beneficiary (as determined pursuant to ARTICLE 16) shall be as provided in ARTICLES 4, 5, 8, 10, 12, 14, 15, 16, 18 and 26.

     (d) Following the date the Term expires on account of the Executive's Total Disability as provided in subparagraph (iv) of Section 3.1, the rights of the Executive shall be as provided in ARTICLES 4, 5, 7, 9,
        10, 12, 13, 14, 15, 16, 18 and 26.

-4-
(95)

     (e) Following the date the Executive is terminated for cause as provided in subparagraph (vi) of Section 3.1, the rights of the Executive shall be as provided in ARTICLES 4, 5, 9, 10, 12, 13, 14, 15, 16, 18 and 26.

          ARTICLE 4. COMPENSATION. For all services rendered by the Executive during the Term, including without limitation, services as an executive, officer, director (except fees and reimbursements to which all members of the Board, or a subsidiary or affiliate of the Company, are generally entitled) or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Executive as compensation the following:

          4.1  Base Salary.   The Executive shall be paid for
his services during the Term a base annual salary of $200,000 "Base Salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. The Executive's Base Salary shall be automatically increased on July 1 of each Employment Year to reflect increases in the cost of living (as hereinafter described). In no event, however, shall the Executive's Base Salary under, this Agreement ever be less than $200,000. In addition to any cost of living increase in the Executive's Base Salary, the Board may, in its sole discretion, increase the Executive's Base Salary based on his performance. The amount of any annual automatic cost of living increase in the Executive's Base Salary shall be determined by multiplying the most recent Base Salary times a fraction whose numerator shall be the Consumer Price Index (the
"CPI") [All Urban Consumers, South Region Average (1982-
84 = 100); All Items, Bureau of Labor Statistics of The
United States Department of Labor], for the month of May next preceding the July 1 of the current Employment Year, and whose denominator shall be the CPI for the month of May next preceding the July 1 of the Employment Year immediately prior to the current Employment Year. If the quotient obtained in the foregoing fraction shall be a number less than one (1), the Base Salary shall be equal to the Base Salary of the Employment Year just completed.
In the event (i) the CPI ceases to use the 1982-84 average of 100 as the base of calculation, or (ii) a substantial change is made in the quality or quantity of the items utilized in determining the CPI, or (iii) the publishing of the CPI shall be discontinued for any reason, the United States Department of Labor shall be requested to furnish a new index comparable to the CPI, together with the information which will make possible the conversion of such new index to replace the CPI for the purposes of computing the Base Salary as provided for herein. If for any reason the United States Department of Labor does not furnish such an index and information, the parties hereto shall thereafter accept and use, as determined by the Board, such other index or comparable statistics to measure the cost of living as shall be computed and published by (i) an agency of the United
States Government, (ii) a reasonable financial periodical or (iii) a recognized authority mutually selected by the Company and the Executive.

          4.2  Discretionary Bonus. In addition to the Base
Salary provided for in Section 4.1, the Executive shall be entitled to such bonus or bonuses, if any, as may be awarded to the Executive from time to time by the Board.
Any such bonus shall be payable in the manner specified by the Board at the time any such bonus is awarded.


-5-
(96)

          ARTICLE 5. REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL ASSISTANCE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company's business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company's past practices. During the Term and any Compensation Continuance Period (as defined in ARTICLE 12), the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures. The Company further agrees to furnish the Executive during the Term and any Compensation Continuance Period (as defined in ARTICLE 12) with an office and such secretarial assistance as shall be suitable to the character of the Executive's position with the Company and adequate for the performance of his duties hereunder. In the event of the termination of the Executive's employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not, been previously reimbursed by the Company.

          ARTICLE 6. SPECIAL SUPPLEMENTAL RETIREMENT BENEFIT. Upon the expiration of the Term for any reason (other than for one of the terminating events described in subparagraphs (iii), (iv) or (vi) of Section 3.1), whether voluntary or involuntary on the part of the Executive, the Executive shall be entitled to receive a special supplemental annual retirement benefit (the "Deferred Benefit") equal to fifty percent (50%) of his Average Base Salary (as defined in this ARTICLE 6). The Deferred Benefit shall be payable for three (3) years in approximately equal monthly installments commencing on the first day of the month next following the later of
(i) the end of the Employment Year in which the Term expires or (ii) the end of the Severance Period (as defined in ARTICLE 12) in the event the Executive is eligible to receive the Severance Benefit (as defined in ARTICLE 12), and continuing for thirty-rive (35) consecutive calendar months thereafter. The Deferred Benefit payments shall be paid in accordance with the payroll schedule for salaried personnel of the Company. For purposes of this Agreement, the "Average Base Salary" of the Executive shall mean the average of his annual Base Salary for the three
(3) consecutive calendar years of employment pursuant to this Agreement (or, in the event the Executive does not have three (3) consecutive calendar years of employment pursuant to this Agreement, his annual salary for calendar years of employment prior to the date of this Agreement) ending coincident " with or next preceding the Termination Date. If the Executive shall not have three (3) consecutive calendar years of employment, his Average Base Salary shall be equal to the Base Salary (or annual salary, as the case may be) for the calendar year of employment next preceding the Termination Date. Notwithstanding the foregoing, for purposes of this ARTICLE 6, the Executive's Average Base Salary shall in no event be less than $200,000.

          ARTICLE 7.     DISABILITY BENEFITS.

     7.1 Commencement of Total Disability. If the Executive suffers a "Total Disability" (as defined in Section 7.4), he shall be deemed totally disabled ("Totally Disabled") for purposes of this Agreement as of the date such Total Disability commenced.

-6-
(97)

     7.2 Benefits Payable Upon Total Disability. In the event of the Total Disability of the Executive, the Company shall continue to pay the Executive his Base Salary during the Disability Period (as defined in this Section 7.2); provided, however, that if the Term shall otherwise expire during the Disability Period pursuant to the provisions of ARTICLE 3, the Company shall cease paying the Executive his Base Salary under this Section 7.2 as of the Termination Date, and the remaining provisions of this Agreement shall apply. In the event that the Executive's Total Disability continues for a period of one hundred eighty (180) days (measured from the date the Executive became Totally Disabled), the Term shall automatically expire, as provided in subparagraph (iv) of
Section 3.1, at the end of such one hundred eighty day period (the "Disability Period"). If the Term shall expire on account of the Executive's Total Disability, the Company shall pay to the Executive an annual disability benefit (the "Disability Benefit") equal to fifty percent (50%) of his Average Base Salary (as defined in ARTICLE 6). The annual disability benefit shall be payable to the Executive for three
(3) years in approximately equal monthly installments on the first day of each calendar month commencing with the calendar month next following the month in which the Term expires on account of the Executive's Total Disability and continuing for thirty-five (35) consecutive calendar months thereafter. The Disability Benefit payments shall be paid in accordance with the payroll schedule for salaried personnel of the Company.

     7.3 Cessation of Disability. Notwithstanding the provisions of Section 7.2, if prior to the end of the Disability Period, the Executive's Total Disability shall have ceased under the definition of Total Disability set forth in
Section 7.4 and he shall have commenced to perform his regular duties hereunder, the following special provisions shall apply: (i) this Agreement shall continue in full force and effect (except as otherwise provided in ARTICLE 3); and (ii) the Executive shall be entitled to resume his employment under this Agreement and to receive thereafter compensation in accordance with ARTICLE 4 as though he had not been Totally Disabled; provided, however, that unless the Executive shall perform his regular duties hereunder for a continuous period of at least sixty (60) days following a period of Total Disability before he again becomes Totally Disabled, he shall not be entitled to start a new Disability Period, but instead must continue under the remaining portion of the original Disability Period. In this event, the resumption of the original Disability Period shall commence on the date such Total Disability resumed.

     7.4 Definition of Total Disability. For purposes of this Agreement, 'Total Disability" shall mean the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner. The total and irrevocable loss of the sight of both eyes, or of the use of both hands, or of both feet, or of one hand and one foot, or of speech or hearing shall be considered Total Disability. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the state of North Carolina selected or approved by the Board.


-7-
(98)

          ARTICLE 8. DEATH BENEFIT. Upon the expiration of the Term on account of the Executive's death (as provided in subparagraph (iii) of Section 3.1), the Company shall pay to the Executive's designated beneficiary (as determined pursuant to ARTICLE 16) an annual death benefit (the "Death Benefit") equal to twenty-five percent (25%) of the Executive's Average Base Salary (as defined in ARTICLE 6).
The Death Benefit shall be payable to the Executive's designated beneficiary for three (3) years in approximately equal monthly installments on the first day of each calendar month commencing with the calendar month next following the month in which the Term expires on account of the Executive's death and continuing for thirty-five (35) consecutive calendar months thereafter.

     ARTICLE 9. DEATH FOLLOWING COMMENCEMENT OF PAYMENTS. Upon the expiration of the Term under circumstances entitling the Executive to receive payments pursuant to ARTICLES 6, 7 or 12, and if he shall die prior to receiving any or all of the monthly installments to which he is due hereunder, then such remaining monthly installments shall be payable to his designated beneficiary (as determined pursuant to ARTICLE 16).

     ARTICLE 10. OTHER EMPLOYEE BENEFITS. The Executive shall be entitled to participate in any and all retirement, health, disability, life insurance, long-term disability insurance, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Nothing in this ARTICLE 10 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. Benefits payable pursuant to this Agreement shall be in addition to benefits payable to the Executive under all other employee benefit plans or programs of the Company.

     ARTICLE 11. VACATION AND SICK LEAVE. The Executive shall be entitled to reasonable periods of vacation and sick leave during each Employment Year, commensurate with his position and in accordance with established Company policy. The Executive shall continue to receive his Base Salary during the time of his vacation and sick leave. Vacation and sick leave not taken during the applicable Employment Year cannot be accumulated and taken during a subsequent Employment Year nor will the Executive be paid for vacation and sick leave not taken.

     ARTICLE 12.    TERMINATION COMPENSATION.

     12.1 Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs (the
"Termination Month").

     12.2 Compensation Continuance. In addition to the compensation provided for in Section 12.1, upon the termination of the Executive's employment by the Company's exercise of the Notice Exception or by the Executive for Good Reason, the Executive (or in the event of his subsequent death, his designated beneficiary) shall be entitled to continue to receive during the remainder of the Term following the last day of the Termination Month (the "Compensation Continuance Period"), the Base Salary (as increased each year to reflect


-8-
(99)
increases in the cost of living) that he would have received pursuant to Section 4.1 during the Compensation Continuance Period if the Term had not expired. During the Compensation Continuance Period, the Executive shall (i) continue to participate in all employee benefit plans or programs of the Company (as described in ARTICLE 10), and (ii) be available at reasonable times to provide consulting services to the Company.

     12.3 Special Severance Benefit. In addition to the compensation provided for in Sections 12.1 and 12.2, upon the termination of the Executive's employment by the Company's exercise of the Notice Exception, or by the Executive for Good Reason, or by the Company's giving notice which would cause the Term to expire at the end of the Initial Term or at the end of any succeeding Extension Period, the Executive (or in the event of his subsequent death, his designated beneficiary) shall be entitled to a special severance benefit (the "Severance Benefit") equal to his Base Salary for the Employment Year just completed, which Severance Benefit shall be payable for one (1) year in approximately equal monthly installments commencing on the first day of the month next following the expiration of the Compensation Continuance Period (or the last day of the Termination Month, as the case may be), and continuing for eleven (11) consecutive calendar months thereafter (the "Severance Period"). The Severance Benefit payments shall be paid in accordance with the payroll schedule for salaried personnel of the Company.

     See ARTICLE 6 for additional benefits the Executive may be entitled to receive following receipt of the compensation provided for in this ARTICLE 12.

     ARTICLE 13.    POST-TERMINATION OBLIGATIONS.  All
payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with the following provisions during the Term and following the termination of the Executive's employment:

     13.1 Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this
Section 13.1.

     13.2 Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company; or as may be required by law.

-9-
(100)

13.3 Noncompetition. The Executive shall not: (i) during the Term and for the one-year period following the expiration of the Term, without the prior written consent of the Company, engage directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in competition with the Company, within the state of North Carolina; or (ii) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not to take advantage of such corporate opportunity. The restrictions of part (i) of this Section
13.3 shall not apply if the employment of the Executive is terminated by the Company's exercise of the Notice Exception or by the Executive for Good Reason, and shall further not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (i) of this
Section 13.3. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this
Section 13.3 are required for the reasonable protection of the Company.

     13.4 Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 13, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for benefits under employee benefit plans or programs as provided in ARTICLE 10 which have been earned or otherwise fixed or determined to be payable prior to such termination). In addition to the foregoing, in the event of a breach or threatened breach by the Executive of the provisions of this ARTICLE 13, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation, and the Executive hereby consents to the issuance of such injunction.

     ARTICLE 14. ADDITIONAL PAYMENTS BY COMPANY. In the event that any amount required to be paid or distributed to the Executive pursuant to this Agreement shall constitute a parachute payment within the meaning of Section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), and the aggregate of such parachute payments and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall cause the Executive to be subject to the excise tax on excess parachute payments under Section 4999 of the Code (the "Excise Tax"), or any successor or similar provision thereof, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount the Executive shall receive after the payment of any Excise Tax, shall equal the amount which he would have received if the Excise Tax had not been imposed. The Gross-Up Payment shall be the sum of the following:

          (a) The rate of the Excise Tax multiplied by the amount of the excess parachute payments;


-10-
(101)

          (b) Any federal income tax, social security tax, unemployment tax or Excise Tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this ARTICLE 14; and

          (c) Any state income or other tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this ARTICLE 14.

     For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Excise Tax is required to be paid. In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

          ( 1 - (highest marginal rate of federal income taxation for individuals)) x (highest marginal rate of North Carolina income taxes for individuals in the calendar year in which the Excise Tax is required to be paid).

     In the event the Executive is subject to the provisions of Section 68 of the Code, the combined federal and state income tax rate determined above shall be adjusted to reflect any loss in the federal deduction for state income taxes on the Gross-Up Payment.

     The Gross-Up Payment shall be made not later than the fifth (5th) day, or as soon thereafter as the Company deems practicable, following the date the Executive becomes subject to payment of the Excise Tax; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth (30th) day after the date the Executive becomes subject to the payment of the Excise Tax. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the
Code).

     In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, federal and state taxes imposed on the Gross-Up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax and/or a federal or state tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made, (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.


-11-
(102)

     ARTICLE 15.    ATTORNEYS' FEES.  In the event that the
Executive incurs any attorneys' fees in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys' fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

     ARTICLE 16. BENEFICIARY. The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any death benefit payable under ARTICLE 8 or any benefits payable under
ARTICLE 9 due to the Executive's death following commencement of payments under ARTICLES 6, 7 or 12, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the Board. A beneficiary may be a trust, an individual or the Executive's estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall e paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

     ARTICLE 17. DECISIONS BY COMPANY-, FACILITY OF PAYMENT. Any powers granted to the Board hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement. Subject to and to the extent not inconsistent with the provisions of ARTICLE 16, if the Board or the committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or is a minor, or has died, then the Board or the committee, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Board or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefor.

-12-
(103)

     ARTICLE 18.    INDEMNIFICATION.  The Company shall
indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under and indemnification insurance policy or the bylaws or charter of the Company or by agreement.

     ARTICLE 19. SOURCE OF PAYMENTS: NO TRUST. 'Me obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

     ARTICLE 20. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

     ARTICLE 21. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 21 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

     ARTICLE 22. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     ARTICLE 23.  HEADINGS.  The headings of articles,
paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     ARTICLE 24.  GOVERNING LAW.  The parties intend that this
Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed

-13-
(104)
in accordance with and under and pursuant to the laws of the State of North Carolina and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

     ARTICLE 25. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

     ARTICLE 26. MERGER OR CONSOLIDATION. The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the "Successor Corporation") unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

     ARTICLE 27.  COUNTERPARTS.  This Agreement may be
executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     ARTICLE 28. ENTIRE AGREEMENT. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

     ARTICLE 29. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

     (a)  If to the Executive:

          Larry R. Corbett
          1904 Eleanor Drive
          Kinston, North Carolina 28501

     (b)  If to the Company:

          Monk-Austin International, Inc.
          1200 West Marlboro Road
          P.O. Box 166
          Farmville, North Carolina 27828
          Fax Number: (919) 753-8200


-14-
(105)

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 29.

     ARTTCLE 30.    MODIFICATION OF AGREEMENT.  No waiver or
modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 30 may not be waived except as herein set forth.

     ARTICLE 31.    SPECIAL- PROVISIONS RELATING TO STOCK
OPTIONS.
The Executive has been granted options to purchase shares of common stock of Monk-Austin, Inc. pursuant to the Long-Term Stock Investment Plan for Key Employees of Monk-Austin, Inc. (the "Stock Option Plan") and has entered into a stock option agreement with the Company (the "Stock Option Agreement") to further the purposes of the Stock Option Plan. The Executive acknowledges that the Company intends to amend the Stock Option Plan to eliminate the provision which would provide for the expiration and immediate vesting of stock options in the event of a dissolution, liquidation, merger, share exchange or change in control involving the Company (the "Stock Option Plan Amendment"). The Executive agrees to enter into an amendment to his Stock Option Agreement that is consistent with the Stock Option Plan Amendment. In consideration of the Executive's agreement to amend his Stock Option Agreement as described above, the Company agrees to use its best efforts to cause Monk-Austin, Inc. to agree to enter into a further amendment to the Executive's Stock Option Agreement (which amendment may be embodied in the amendment described in the preceding sentence) that provides, upon the termination of the Executive's employment by the Company's exercise of the Notice Exception, or by the Executive for Good Reason, or by the Company's giving notice which would cause the Term to expire at the end of the Initial Term or at the end of any succeeding Extension Period, all outstanding grants of stock options (whether incentive stock options, non-qualified stock options or reload options) and stock appreciation rights granted to the Executive under the Stock Option Plan (or any successor or replacement stock option plan) shall fully vest and become immediately exercisable as of the Termination Date without regard to any installment exercise limitations set forth in the Stock Option Agreement (or any successor or replacement stock option agreement).

     ARTICLE 32. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

-15-
(106)

     ARTICLE 33. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                    EXECUTIVE:


                    /s/  Larry R. Corbett
                    ____________________ (SEAL)
                    Larry R. Corbett

WITNESS:

/s/  James H. Felth
__________________________________
MONK-AUSTIN INTERNATTONAI, INC:


                         /s/ Albert C. Monk III
                    By: __________________________________
                        Albert C. Monk III
                        President or Vice President

Attest:


/s/  Thomas A. Lewis
_______________________________
Thomas A. Lewis
Secretary/Asst.  Secretary


-16-
(107)